UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ETSY, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF 2017 Annual Meeting of Stockholders and Proxy Statement

April 21, 2017

To our stockholders:

It is my pleasure to invite you to attend Etsy, Inc.’s 2017 Annual Meeting of Stockholders. The meeting will be held on Thursday, June 8, 2017 at 9:00 a.m., Eastern Time. Our annual meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via live webcast. You can attend the Annual Meeting at ETSY.onlineshareholdermeeting.com. There, you will be able to listen to the meeting live, submit questions, and vote electronically.

By hosting our meeting virtually, we are able to expand access, improve communication, and lower costs. This approach also enables participation from our global community and aligns with our broader sustainability goals.

We hope that you will join us. Whether you plan to participate or not, please be sure to vote. Your vote is very important. Voting instructions can be found on page 2 of the proxy statement.

On behalf of our Board of Directors and our management team, thank you for your ongoing support of Etsy as we work towards our mission of reimagining commerce in ways that build a more fulfilling and lasting world.

Onward,

Chad Dickerson

Chair, President & CEO

117 Adams Street Brooklyn, NY 11201
Notice of Annual Meeting of Stockholders
Date: June 8, 2017 Time: 9:00 a.m. Eastern Time Place: ETSY.onlineshareholdermeeting.com Record Date: April 13, 2017

Meeting Agenda:

•   Elect M. Michele Burns, Josh Silverman, and Fred Wilson as Class II directors to serve until the 2020 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until they resign, die, or are removed from the Board;

•   Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•   Consider an advisory vote to approve executive compensation;

•   Consider an advisory vote on the frequency of future advisory votes on executive compensation; and

•   Transact any other business that may properly come before the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying proxy statement and to submit your proxy or voting instructions as soon as possible.

Jill Simeone

General Counsel and Secretary

April 21, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 8, 2017: The proxy statement and the annual report to stockholders are available at http://www.proxyvote.com.

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Proxy Statement Summary

This summary highlights the financial, compensation, and corporate governance information described in more detail elsewhere in this Proxy Statement.

2016 Business Highlights

We delivered a year of strong results in 2016. Highlights of our performance in 2016 include:

•  Gross merchandise sales grew by 19% year-over-year to $2.84 billion, with 30% of sales involving a buyer and/or seller outside of the U.S.

•  Revenue rose by 33% year-over-year to a total of $365 million.

•  Our active seller community grew to 1.7 million (up 12% from 2015) and our active buyer community grew to 28.6 million (up 19% from 2015).

•  We had several successful product launches including a new seller service, Pattern by Etsy, Google Shopping, and a partnership with Intuit.

•  We laid the groundwork for big steps forward in 2017 with Etsy Studio and Shop Manager, leveraging our platform investments in search, payments, machine learning, and marketing services.

*   As of December 31, 2016

Leadership and Corporate Governance

Executive Team

Our executive team consists of our:

•  Chief Executive Officer, Chad Dickerson, leading Etsy in its mission and growing our global community of creative entrepreneurs and their customers

•  Chief Technology Officer, John Allspaw, leading our engineering team

•  Chief Operating Officer, Linda Kozlowski, overseeing our markets and seller services organizations, and our marketing, member operations, international, and communications teams

•  General Counsel and Secretary, Jill Simeone, leading our legal and policy teams

•  Interim Chief Financial Officer, Karen Mullane, overseeing our global financial operations until our new Chief Financial Officer, Rachel Glaser, joins Etsy on or about June 1, 2017

We believe that we have built a highly qualified and effective executive team. We’re proud that 60% of our team is women. Most members of this team joined Etsy in the past year, bringing fresh perspective and deep expertise in their particular roles. Recent additions include:

•  Linda Kozlowski, who joined Etsy in May 2016, in the newly created role of Chief Operating Officer. She quickly and successfully transitioned into the role of COO over the past year, providing outstanding leadership, with a focus on organizational and strategic alignment and marketing. In particular, she has led key strategic initiatives, including the launch of Etsy Studio, our new craft marketplace, and our first brand marketing campaign.

•  Jill Simeone, who joined us as General Counsel and Secretary in January 2017, filling the vacancy following Jordan Breslow’s departure in September 2016. She has over two decades of legal experience, with a focus on advising high growth public and private companies.

•  Rachel Glaser, who will be joining as our new CFO in June, following Kristina Salen’s departure in March 2017. She brings more than 30 years of senior financial experience and will lead our global financial operations. She will join us from Leaf Group, where as CFO she helped scale their global marketplace and consumer media businesses.

Director Nominees and Continuing Directors The following table provides summary information about each director nominee and continuing director. See pages 6 to 20 for more information.

Name	Age	Etsy Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance
Nominees for election at the 2017 Annual Meeting (Class II)

M. Michele Burns	59	2014	Yes

Josh Silverman	48	2016	Yes

Fred Wilson (Lead Independent Director)	55	2007	Yes

Directors with terms expiring at the 2018 Annual Meeting (Class III)

Chad Dickerson (Chair)	44	2011	No

Melissa Reiff	62	2015	Yes

Directors with terms expiring at the 2019 Annual Meeting (Class I)

Jonathan D. Klein	56	2011	Yes

Margaret M. Smyth	53	2016	Yes

Chair Member

Director Dashboard

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Corporate Governance Practices

We believe that effective corporate governance is not a one-size-fits-all approach. We carefully consider our corporate governance practices to ensure that they are appropriately tailored to our business and promote the long-term interests of our stockholders.

Our corporate governance practices include:

•  Active lead independent director with robust responsibilities

•  Except for our CEO, all directors on the Board are independent

•  100% independent Committee members

•  Regular executive sessions of independent directors

•  A Board that is comprised of sophisticated and fully engaged directors with different areas of relevant expertise, including three new directors elected in the last two years, who bring fresh perspectives to our business and operations

•  Rigorous CEO evaluation process

•  Independent director oversight of executive succession planning

•  Annual Board and Committee self-evaluations overseen by the lead independent director and Nominating and Corporate Governance Committee

•  Robust code of conduct applicable to directors, officers, and employees

•  Periodic reviews of our corporate governance structure, including committee charters, corporate governance guidelines, and code of conduct, to ensure they are typical and appropriate for a company of our stage of development and market size

•  Active, year-round engagement process with the Etsy community—we regularly meet with our stockholders and other key constituents like Etsy sellers. In 2016, we held over 450 meetings with our stockholders who, in the aggregate, hold over 40% of our outstanding shares

•  Strict policy of no pledging or hedging of Etsy shares

Executive Compensation Highlights

For a detailed discussion of our executive compensation program, please see “Compensation Discussion and Analysis” below.

2016 Compensation Program—Executive Compensation Philosophy and Practices

Our executive compensation program is designed to be simple, effective, and link pay to performance, while reflecting the responsibilities and impact of our executive officers. Our compensation philosophy is to pay all of our employees competitively and equitably in a way that aligns with our long-term business goals and values.

The key elements of our program are:

•  Base salary;

•  Annual cash incentive; and

•  Long-term equity incentives.

We target a compensation mix for our NEOs that is weighted heavily towards variable compensation, including short-term incentive and long-term equity compensation, that is linked to company performance and stockholder interests.

We maintain the following practices that we believe help support the effectiveness of our executive compensation program.

What We Do	What We Don’t Do

✓ 100% Independent Compensation Committee	× No Guaranteed Annual Salary Increases or Incentive Payments

✓ Engage Independent Compensation Consultant	× No Hedging or Pledging Transactions

✓ Use Variable Pay and Long-Term Equity Incentive Awards as a Substantial Portion of Target Total Direct Compensation	× No “Single-Trigger” Change In Control Arrangements

✓ Four-year equity vesting periods	× No Change in Control Tax Gross Ups

✓ Offer only “Double-Trigger” Change-in-Control Arrangements	× No Defined Benefit Retirement Programs

✓ Employ our NEOs “at will”	× No Stock Option Exchanges or Repricing Without Stockholder Approval

✓ Broad-based Etsy-sponsored health benefits programs	× No Excessive Perquisites

Voting and Meeting Information

What is the purpose of this proxy statement?

We are sending you this proxy statement because the Board of Directors of Etsy, Inc. (which we refer to as “Etsy,” “we,” “us” or “our”) is inviting you to vote (by soliciting your proxy) at our Annual Meeting of Stockholders which will take place online on June 8, 2017 at 9:00 a.m., Eastern Time. You can attend the Annual Meeting by visiting ETSY.onlineshareholdermeeting.com, where you will be able to listen to the meeting live, submit questions, and vote online. We have decided to hold a virtual meeting because it improves stockholder access, encourages greater global participation, and aligns with our broader sustainability goals.

This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

We are providing access to our proxy materials over the internet, which reduces both the costs and the environmental impact of sending our proxy materials to stockholders. We mailed a Notice of Internet Availability (the “Notice”) to our stockholders (other than those who previously requested paper copies) on or about April 21, 2017.

The Notice contains instructions on how to:

• access and view the proxy materials over the internet;

• vote; and

• request a paper or e-mail copy of the proxy materials.

In addition, if you received paper copies of our proxy materials and wish to receive all future proxy materials, proxy cards, and annual reports electronically, please follow the electronic delivery instructions on www.proxyvote.com. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the cost and environmental impact of the Annual Meeting.

What am I being asked to vote on?

You are being asked to vote on:

•  The election of M. Michele Burns, Josh Silverman, and Fred Wilson as Class II directors to serve until the 2020 Annual Meeting of Stockholders and until their successors have been elected and qualified or until they resign, die or are removed from the Board;

•  The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

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•  An advisory vote to approve executive compensation, which is commonly referred to as the “say-on-pay” vote; and

•  An advisory vote to recommend the frequency of future advisory votes on executive compensation.

How does the Board recommend that I vote?

Our Board recommends that you vote:

•  “FOR” the election of M. Michele Burns, Josh Silverman, and Fred Wilson as Class II directors;

•  “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•  “FOR” the approval, on an advisory basis, of executive compensation; and

•  “1 YEAR”, on an advisory basis, as the frequency of future advisory votes on executive compensation.

Who is entitled to vote at the Annual Meeting?

Stockholders as of the close of business on April 13, 2017, the record date, are entitled to vote. There were approximately 116,516,286 shares of common stock outstanding on April 13, 2017 entitled to vote. Stockholders may cast one vote per share on all matters.

How do I vote? You can vote your shares in one of two ways: either by proxy or during the virtual Annual Meeting by webcast.

If you choose to vote by proxy, you may do so:

•  By Internet: You can vote over the internet at www.proxyvote.com by following the instructions on the Notice or proxy card;

•  By Telephone: You can vote by telephone by calling toll-free 1 (800) 690-6903 and following the instructions on the Notice or proxy card;

•  By Mail: You can vote by mail by signing, dating and mailing the proxy card (if you received one by mail); or

• By Smartphone or Tablet: Scan this QR code:

Even if you plan to attend the virtual Annual Meeting at ETSY.onlineshareholdermeeting.com (following the instructions below), we recommend that you submit your proxy in advance via one of the methods above. This way, your shares of Common Stock will be voted as you direct if your plans change or you are unable to attend the Annual Meeting.

If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, you will receive instructions on how to vote from your broker, bank, trustee, or nominee. Please follow those instructions in order to vote your shares. If you would like to vote your shares at the virtual Annual

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Meeting, you will need to obtain a valid proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting.

How can I attend the Annual Meeting?

You can attend the virtual Annual Meeting by visiting ETSY.onlineshareholdermeeting.com. To participate in the virtual Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 9:00 a.m. Eastern Time. We encourage you to access the meeting website prior to the start time. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures. You will be able to ask questions and vote your shares electronically at the virtual Annual Meeting by following the instructions on the website.

What is the deadline for voting?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., your ability to vote by internet or telephone will end at 11:59 p.m. Eastern Time on June 7, 2017. If you prefer to vote by mail, you should complete and return the proxy card as soon as possible, so that it is received no later than the closing of the polls at the Annual Meeting.

If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, you should vote in accordance with the instructions from your broker, bank, trustee, or nominee.

What if I return a proxy card but do not make specific choices?

If you submit a proxy card but do not provide any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board, which are indicated above and with each proposal in this Proxy Statement. We know of no other business that will be presented at the Annual Meeting. However, if any other matter is properly presented at the meeting, the persons named as proxies will vote your shares using his or her best judgment.

Can I change my vote or revoke my proxy?

Yes. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you may change your vote or revoke your proxy at any time prior to the final vote at the virtual Annual Meeting on June 8, 2017 by:

•  providing a new proxy bearing a later date (which automatically revokes the earlier proxy) by internet, telephone, or mail (and until the applicable deadline for each method);

•  attending and voting at the virtual Annual Meeting; or

•  by providing written notice to our Secretary at Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201.

Your most recent proxy submitted by proxy card, internet, or telephone is the one that will count. Your attendance at the virtual Annual Meeting by itself will not revoke your proxy if you do not also submit a proxy card or vote at the virtual Annual Meeting.

If you hold shares in an account with a broker, bank, trustee, or nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee in accordance with the instructions they provide to you. If you have obtained a valid proxy from your broker, bank,

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trustee, or nominee giving you the right to vote your shares, you may change your vote by attending the virtual Annual Meeting and voting.

How many votes are required to approve each proposal?

•  Proposal No. 1: Each director is elected by a plurality of the votes cast. This means that the director nominees receiving the highest number of “FOR” votes will be elected. A stockholder’s “withhold” vote will not effect the outcome of this proposal.

•  Proposal No. 2: The ratification of the appointment of our independent registered public accounting firm will be decided by the vote of a “majority” of votes cast. This means that Proposal No. 2 will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. A stockholder’s choice to decline to vote on this proposal (known as an “abstention”) will not have any effect on the outcome.

•  Proposal No. 3: The approval, on an advisory basis, of executive compensation, will be decided by the vote of a majority of votes cast. This means that Proposal No. 3 will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. An abstention will not have any effect on the outcome.

•  Proposal No. 4: The option of “1 Year,” “2 Years,” or “3 Years” that receives the highest number of votes from the votes cast will be deemed to be the frequency of future say-on-pay votes recommended by our stockholders. An abstention will not have any effect on the outcome.

Broker non-votes will have no effect on the outcome of these proposals. A “broker non-vote” occurs when a broker, bank, trustee, or nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power and has not received instructions from the beneficial owner. If you do not give instructions to the broker, bank or other record holder holding your shares, it will not be authorized to vote your shares with respect to Proposals No. 1, No. 3, and No. 4. We urge you to provide instructions so that your shares held in a stock brokerage account or by a bank or other record holder may be voted.

Who will count the votes?

Representatives of Broadridge Financial Services, Inc. will tabulate the votes and act as inspectors of election.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for any business to be conducted. For our Annual Meeting, a majority of the shares entitled to vote must be present, either during the Annual Meeting or represented by proxy. If a quorum is not present, we will not be able to conduct any business, and the Annual Meeting will be rescheduled for a later date.

Instructions to “withhold” authority to vote in the election of directors, abstentions and broker non-votes will be counted as present for determining whether or not a quorum is present.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and will report the final voting results in a current report on Form 8-K within four business days of the Annual Meeting.

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Who pays for the proxy solicitation expenses?

We are soliciting proxies on behalf of our Board and will pay the related costs. As part of this process, we reimburse brokers and other custodians, nominees, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to our stockholders. Our directors, officers, and employees may also solicit proxies in person, by telephone, or by other means of communication, and will not receive any additional compensation for soliciting proxies. In addition, we have retained Saratoga Proxy Consulting, LLC at a fee estimated to be approximately $15,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials that means you hold your shares in more than one name or account. In order to vote all of your shares, you should sign and return all of the proxy cards you receive or follow the instructions for any alternative voting procedures on the proxy cards or the Notice you receive.

How do I obtain a separate set of proxy materials or request a single set for my household?

We have adopted a practice approved by the SEC called ‘‘householding.’’ This means that stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees, and the environmental impact. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

If you prefer to receive a separate Notice, or if you currently receive multiple copies and would like to request “householding” of your communications, please contact Broadridge by phone at 1(866) 540-7095 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If any stockholders in your household would like to receive a separate annual report or proxy statement, please send an email to ir@etsy.com or call 1 (347) 382-7582. We will strive to promptly address your request.

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Proposal No. 1

Election of Directors

Our Board has seven members. In accordance with our amended and restated certificate of incorporation, our Board is divided into three staggered classes of directors. At the Annual Meeting, three Class II directors are standing for election for three-year terms.

The Board has nominated M. Michele Burns, Josh Silverman, and Fred Wilson for election as Class II directors at the Annual Meeting.

If elected at the Annual Meeting, the nominees will serve until our Annual Meeting in 2020 and until their successors have been elected and qualified or until they resign, die, or are removed from the Board. For information about the nominees and each director whose term is continuing after the Annual Meeting, please see “Information Regarding Director Nominees and Current Directors.”

The nominees have consented to serve as director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve as director. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board names one.

The Board of Directors recommends a vote “FOR” each of the director nominees named above.

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INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS Below is information regarding our director nominees and directors whose term is continuing after the Annual Meeting.

Name	Age	Etsy Director Since	Independent	Committee Membership
Nominees for election at the 2017 Annual Meeting (Class II)
M. Michele Burns	59	2014	Yes	Audit Committee (Chair) Nominating and Corporate Governance Committee
Josh Silverman	48	2016	Yes	Compensation Committee
Fred Wilson (Lead Independent Director)	55	2007	Yes	Audit Committee Nominating and Corporate Governance Committee (Chair)
Directors with terms expiring at the 2018 Annual Meeting (Class III)
Chad Dickerson (Chair)	44	2011	No
Melissa Reiff	62	2015	Yes	Compensation Committee
Directors with terms expiring at the 2019 Annual Meeting (Class I)
Jonathan D. Klein	56	2011	Yes	Compensation Committee (Chair)
Margaret M. Smyth	53	2016	Yes	Audit Committee

Nominees for Election to a Three-Year Term Expiring at the 2020 Annual Meeting of Stockholders

M. Michele Burns has served as the Center Fellow and Strategic Advisor to the Stanford Center on Longevity at Stanford University since August 2012. Ms. Burns served as the chief executive officer of the Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc., an insurance brokerage and consulting firm, from October 2011 to February 2014; as chairman and chief executive officer of Mercer LLC (a subsidiary of Marsh & McLennan Companies, Inc.), a human resources consulting firm, from September 2006 to October 2011; as chief financial officer of Marsh & McLennan Companies, Inc. from March 2006 to September 2006; and as chief financial officer and chief restructuring officer of Mirant Corporation, an energy company, from May 2004 to January 2006. Ms. Burns joined Delta Airlines in January 1999 and served as chief financial officer from August 2000 until April 2004. She began her career at Arthur Andersen in 1981, serving ultimately as the Senior Partner, Southern Region Federal Tax Practice until December 1998. Ms. Burns is a member of the boards of directors of Cisco Systems, Inc.; Goldman Sachs Group,

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Inc.; Alexion Pharmaceuticals, Inc.; and Anheuser-Busch InBev. During the past five years, she served as a director of Wal-Mart Stores, Inc. She also serves on the boards of directors of, or as an advisor to, several private companies. She is also a member of the executive board of directors of the Elton John AIDS Foundation, where she serves as Treasurer.

M. Michele Burns should serve as a member of our Board due to her expertise in corporate finance, accounting and strategy, including experience gained as the chief financial officer of public companies. She also brings expertise in global and operational management, including a background in organizational leadership and human resources, and experience as a public company director.

Josh Silverman has served as Senior Operating Advisor at Hellman & Friedman, a private equity investment firm since January 2017. In 2016, Mr. Silverman served as Executive in Residence at Greylock Partners, a venture capital firm. Prior to that, Mr. Silverman served as President of Consumer Products and Services at American Express from June 2011 to December 2015. Before joining American Express, he was the CEO of Skype from February 2008 to September 2010. Mr. Silverman served as CEO of Shopping.com, an eBay company from July 2006 to February 2008 and, prior to that, in various executive roles at eBay. Mr. Silverman was also co-founder and CEO of Evite, Inc. He serves on the board of directors of Shake Shack.

Josh Silverman should serve as a member of our Board due to his significant executive, operational, and marketing experience and expertise in building and leading online marketplaces and technology companies.

Fred Wilson has served as our lead independent director since October 2014. Mr. Wilson has been a venture capitalist for over 30 years. He is a founder and has served as partner of Union Square Ventures, a venture capital firm, since June 2003. Mr. Wilson also serves on the boards of directors of various private companies in connection with his role at Union Square Ventures. He is a well-known thought leader on technology, venture capital, and management matters.

Fred Wilson should serve as a member of our Board due to his extensive experience with technology and social media companies and his deep understanding of our business and operations through his tenure on the Board and as one of our early investors.

Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders

Chad Dickerson has served as our president and chief executive officer since July 2011, as a member of our Board of Directors since September 2011, and as the chair of our Board of Directors since October 2014. He previously served as our chief technology officer from September 2008 until July 2011. Prior to Etsy, Mr. Dickerson was the director of the Advanced Products/Brickhouse team at Yahoo! Inc. from December 2007 to August 2008, was the head of the Yahoo! Developer Network from June 2006 to December 2007, and was the director of platform evangelism from August 2005 to May 2006. Prior to Yahoo!, he served as chief technology officer at InfoWorld Media Group, Inc., an information technology online media business, from April 2001 to August 2005.

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Prior to that, he worked for early web-based media companies, including Salon.com from July 1998 to March 2001. Mr. Dickerson is a member of the U.S. Advisory Committee for Trade Policy and Negotiations, serves on the boards of the DUMBO Business Improvement District, the Partnership for New York City, and St. Ann’s Warehouse.

Chad Dickerson should serve as a member of our Board because he has the deepest familiarity with our business, through his tenure as CTO and CEO and in light of his extensive experience in technology and media companies.

Melissa Reiff serves as Chief Executive Officer of The Container Store Group, Inc., or “TCS”, the nation’s originator and leader of the storage and organization category of retail. Prior to that, she served as President and Chief Operating Officer of TCS from March 2013 to June 2016, and as President of TCS from early 2006 to February 2013. She has served on the board of directors of TCS since August 2007. She is a member of the Dallas chapter of the American Marketing Association, International Women’s Foundation, and C200. She also serves on the board of Southern Methodist University’s Cox School of Business Executive Board, and is a sustaining member of the Junior League of Dallas.

Melissa Reiff should serve as a member of our Board because of her significant operational experience and her expertise in retail, marketing, and merchandising, and her experience as CEO and director of a public company.

Directors Continuing in Office Until the 2019 Annual Meeting of Stockholders

Jonathan D. Klein is co-founder and chairman of Getty Images, Inc., a global digital media company. Mr. Klein has served as a member of the board of directors of Getty Images, Inc. (and its predecessor company Getty Communications) since March 1995 and served as chief executive officer from inception in March 1995 to October 2015. Mr. Klein also serves as a member of the boards of directors of numerous non-profit organizations, including the Committee to Protect Journalists, the Groton School, where he serves as president, and Friends of the Global Fight Against HIV, Tuberculosis and Malaria, where he serves as chairman. Mr. Klein also serves as a board member of several private companies.

Jonathan D. Klein should serve as a member of our Board due to his extensive experience with e-commerce and digital media companies and his experience as both a public company CEO and a director of a number of public and private companies.

Margaret M. Smyth has served as the U.S. chief financial officer of National Grid since October 2014. Previously, Ms. Smyth was vice president of finance at Con Edison from August 2012 through September 2014. Prior to that, Ms. Smyth served as vice president and chief financial officer of Hamilton Sundstrand, which is part of United Technologies Corp., a provider of products and services to the aerospace and building systems industries, from October 2010 to June 2011. Prior to that, she served as vice president and corporate controller of United Technologies Corp. from

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August 2007 to September 2010 and vice president and chief accounting officer of 3M Corporation from April 2005 to August 2007. Prior to that, Ms. Smyth served as a senior managing partner at Deloitte & Touche and Arthur Andersen. During the past five years, she served as a director of Martha Stewart Living Omnimedia and Vonage Holdings Corporation.

Margaret M. Smyth should serve as a member of our Board due to her expertise in public company finance, accounting, and strategic planning, including experience gained as a chief financial officer and chief accounting officer. In addition, she brings significant international experience and leadership through her service as an executive and director of global public companies.

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Information Regarding the Board and Corporate Governance

Board Leadership Structure

Chad Dickerson serves as our Chair, President, and Chief Executive Officer and Fred Wilson serves as our lead independent director. The Board believes that our current leadership structure is effective, efficient, and in the best interest of Etsy and our stockholders.

Under our corporate governance guidelines, our Board may separate or combine the roles of Chair and CEO when and if it believes it advisable and in the best interests of Etsy and its stockholders to do so. The Board believes that Chad Dickerson’s role as Chair promotes a number of important objectives. Since he is the director with the deepest familiarity with our business and is best positioned to lead the execution of our key strategies, his service as Chair adds a substantial strategic perspective while at the same time providing important continuity to Board leadership. Based on the demonstrated success of his service as Chair and the continued benefits of retaining Mr. Dickerson’s strategic perspective as Chair, the Board has concluded that his continuing service as Chair remains in the best interests of stockholders.

In addition, having Fred Wilson as our lead independent director strengthens the Board’s overall independence and oversight of our business and enhances the Board communication and effectiveness. Fred Wilson is an active lead independent director. As lead independent director, Fred Wilson’s responsibilities set forth under our corporate governance guidelines include:

• presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors;

• serving as a liaison between the Chair and the independent directors;

• reviewing and approving meeting agendas, meeting schedules, and other information, as appropriate;

• calling meetings of the independent directors, as appropriate;

• if requested by major stockholders, ensuring his availability for consultation and direct communication, as appropriate; and

• performing such other duties specified by the Board from time to time.

In addition, Mr. Wilson is involved in our CEO performance evaluation as well as overseeing, with the other member of the Nominating and Corporate Governance Committee, our annual Board and Committee self-evaluations.

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Our Bylaws and Corporate Governance Guidelines provide the Board with flexibility to make determinations as circumstances require and in a manner that it believes is in the best interests of the company. The Board will continue to evaluate our leadership structure periodically and make changes in the future as it deems appropriate.

Board Oversight of Risk

One of the key functions of our Board is to provide informed oversight of our risk management process while management is responsible for the day-to-day management of the material risks we face. Our Board administers its oversight function directly as a whole and through its standing committees. For example, our Audit Committee is responsible for overseeing the management of risks associated with financial reporting, accounting and auditing matters; our Compensation Committee oversees the management of risks associated with executive compensation policies and programs; and our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence, conflicts of interest, composition, and organization of our Board and director succession planning.

Director Independence

Our Board assesses the independence of each director at least annually and has determined that, other than Chad Dickerson, all current directors and director nominees are independent in accordance with the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Chad Dickerson is not considered independent because he is an employee. The independent members of our Board hold separate regularly scheduled executive session meetings at which only independent directors are present.

In addition, our Board has determined that each member of our Audit Committee and Compensation Committee is independent and meets the heightened independence requirements applicable to each such committee in accordance with the listing standards of Nasdaq and the applicable rules and regulations of the SEC.

Board Meetings

Our Board met 11 times during 2016. Each director attended at least 75% of the total number of 2016 meetings of the Board and of each committee on which he or she served. All directors attended our 2016 Annual Meeting. In general, we encourage all directors and director nominees to attend the Annual Meeting; however, attendance is not mandatory.

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Board Committees

Our Board has the following standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The charters of each committee, our Corporate Governance Guidelines, and our Code of Conduct are available on our investor website (investors.etsy.com) under “Leadership & Governance.”

Director	Independent	Audit Committee(1)	Compensation Committee(2)	Nominating and Corporate Governance Committee

Chad Dickerson

M. Michele Burns	Yes

Jonathan D. Klein	Yes

Melissa Reiff	Yes

Josh Silverman	Yes

Margaret M. Smyth	Yes

Fred Wilson	Yes
Chair
Member
Financial Expert

(1)	On June 9, 2016, Margaret M. Smyth joined our Board and was appointed to the Audit Committee. Jonathan D. Klein rotated off of the Audit Committee.

(2)	On November 15, 2016, Josh Silverman joined our Board and was appointed to the Compensation Committee. Fred Wilson rotated off the Compensation Committee and Jonathan D. Klein replaced him as Compensation Committee Chair.

Audit Committee
2016 Meetings:	10
Members:	M. Michele Burns (Chair) Margaret M. Smyth Fred Wilson

As described in more detail in its charter, among other responsibilities, the Audit Committee:

• appoints and oversees our independent registered public accounting firm, including its qualifications, independence, and performance, and pre-approves the scope and plans for audits, all audit engagement fees, and all permissible non-audit engagements;

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•  reviews and discusses with management and the independent registered public accounting firm our annual audited and quarterly unaudited financial statements and annual and quarterly reports on Forms 10-K and 10-Q and related matters;

•  oversees the design of our internal audit function;

•  oversees our procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential and anonymous submissions by our employees concerning questionable accounting or auditing matters;

•  reviews and oversees related person transactions; and

•  oversees the management of risks associated with financial reporting, accounting, and auditing matters, including our guidelines and policies with respect to risk assessment and risk management.

Each member and prospective member of our Audit Committee can read and understand fundamental financial statements. Our Board has determined that each of M. Michele Burns and Margaret M. Smyth qualifies as an audit committee financial expert in accordance with the applicable rules and regulations of the SEC and meets the financial sophistication requirements of Nasdaq.

Compensation Committee
2016 Meetings:	8
Members:	Jonathan D. Klein (Chair) Melissa Reiff Josh Silverman

As described in more detail in its charter, among other responsibilities, our Compensation Committee:

•  oversees and reviews our compensation philosophy and strategy;

•  establishes goals and objectives relevant to compensation for the CEO and other senior officers and evaluates their performance against those goals;

•  administers our incentive plans, including approving the terms and conditions or awards;

•  recommends the form and amount of compensation to be paid to non-employee Board members;

•  oversees our employee development programs, including periodically reviewing succession planning for key roles other than the CEO; and

•  oversees the management of risks associated with our compensation policies, programs and practices, including an annual risk assessment to determine whether our compensation program encourages inappropriate risk-taking.

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A description of the role of the compensation consultant engaged by the Committee, scope of authority of the Committee, and the role of executive officers in determining executive compensation is on page 30 under “Compensation Discussion and Analysis—Compensation-Setting Process.”

Nominating and Corporate Governance Committee

2016 Meetings:	3
Members:	Fred Wilson (Chair) M. Michele Burns

As described in more detail in its charter, among other responsibilities, our Nominating and Corporate Governance Committee:

•  reviews the composition and size of the Board and makes recommendations to the Board;

•  recommends to the Board criteria for Board membership, including qualifications, qualities, skills, areas of expertise, and other relevant factors;

•  reviews and recommends to the Board the director nominees;

•  oversees the annual evaluation of the Board and each Committee;

•  reviews the composition of each Board committee and recommends members and chairs;

•  reviews the structure and operations of our Board committees;

•  reviews director orientation and continuing education offerings and makes recommendations, as needed; and

•  oversees the management of risks associated with director independence, conflicts of interest, board composition and organization, and director succession planning.

Compensation Committee Interlocks and Insider Participation

During 2016, Fred Wilson, Jonathan D. Klein, Melissa Reiff, and Josh Silverman served on our Compensation Committee. No member of the Compensation Committee has ever served as one of our officers or employees. During 2016, none of our executive officers served as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.

Director Nomination Process

Although the Nominating and Corporate Governance Committee has the authority to recommend prospective director candidates for the Board’s consideration, the Board retains the ultimate

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authority to nominate a candidate for election by the stockholders as a director or to fill any vacancy. Josh Silverman was recommended for a position on the Board by certain of our non-management directors and our Chair and CEO.

Identifying and Evaluating Nominees

When identifying and evaluating potential director nominees, including current members of the Board who are eligible for re-election, the Nominating and Corporate Governance Committee seeks a balance of knowledge, experience, and capability on the Board and may consider the following:

• the current size and composition of the Board and the needs of the Board and Board committees;

• high integrity and adherence to our values;

• qualities such as character, judgment, independence, relationships, experience, length of service, and the like;

• commitment to enhancing long-term stockholder value;

• diversity of backgrounds, which is construed broadly to include differences of viewpoint, age, skill, gender, race, and other individual characteristics;

• financial literacy or financial expertise or other requirements as may be required by applicable rules;

• sufficiency of time to carry out their Board and committee duties;

• the range of expertise and experience of the Board at the policy-making level in business, government, or technology and in areas relevant to our business; and

• other factors, including conflicts of interest or competitive issues.

Stockholder Recommendations and Nominees

The Nominating and Corporate Governance Committee will consider stockholder recommendations, so long as they comply with applicable law, our Bylaws and the procedures described below. Stockholder recommendations for candidates to the Board must be received in writing by December 31st of the year prior to the year in which the recommended candidates will be considered for nomination at the next Annual Meeting of Stockholders and sent to our headquarters to the attention of our Secretary. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Etsy within the last three years, and evidence of the recommending person’s ownership of Etsy stock. Recommendations must also include a statement from the recommending stockholder in support of the candidate that addresses the criteria for Board membership, personal references, and confirmation of the candidate’s willingness to serve.

The Nominating and Corporate Governance Committee will review the qualifications of any candidate recommended by stockholders in accordance with the criteria described above. In addition, in the Nominating and Corporate Governance Committee’s discretion, its review may

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include interviewing references, performing background checks, direct interviews with the candidate, or other actions it deems necessary or proper.

Stockholders may also nominate candidates for election to our Board by following the procedures described in our Bylaws.

Communications with the Board

Stockholders or other interested parties may contact the Board or one or more of our directors with issues or questions about Etsy, by mailing correspondence to our General Counsel and Secretary at our Brooklyn headquarters, Etsy, Inc., 117 Adams Street, Brooklyn, N.Y. 11201. Our legal team will review incoming communications directed to the Board and, if appropriate, will forward such communications to the appropriate member(s) of the Board or, if none is specified, to the Chair of the Board. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about Etsy.

Prohibition Against Hedging and Similar Transactions

Pursuant to our insider trading policy, short sales, hedging or similar transactions, derivatives trading and pledging Etsy securities or using Etsy securities as collateral are prohibited for members of our Board and our employees.

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Director Compensation The following table discloses compensation received by our non-employee directors during 2016 pursuant to our non-employee director compensation program.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)	Total Compensation ($)
M. Michele Burns	21,000	96,362	87,544	204,906
Jonathan D. Klein	95,000	48,176	43,770	186,946
Melissa Reiff	92,500	48,176	43,770	184,446
Josh Silverman(4)	2,500	157,951	175,140	335,591
Margaret M. Smyth(5)	8,000	192,733	167,362	368,095
Fred Wilson(6)	–	–	–	–
Jim Breyer (former director)(7)	–	–	–	–

(1) The value disclosed is the aggregate grant date fair value of 9,965 restricted stock units (RSUs) granted to M. Michele Burns, 4,982 RSUs granted to each of Jonathan D. Klein and Melissa Reiff, 13,108 RSUs granted to Josh Silverman, and 19,931 RSUs granted to Margaret Smyth in 2016, computed in accordance with FASB ASC Topic 718. This also represents the aggregate number of RSUs held by each director. Assumptions used in the calculation of the grant date fair value are set forth in Note 10—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The number of RSUs granted is set by Etsy using the average closing price of Etsy’s common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days up to and including the grant date.

(2) The value disclosed is the aggregate grant date fair value of options to purchase shares granted to our non-employee directors, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 10—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

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(3) The aggregate number of stock options held by each director listed in the table above as of December 31, 2016 was as follows:

•M. Michele Burns: 174,020

•Jonathan D. Klein: 36,511

•Melissa Reiff: 63,942

•Josh Silverman: 36,186

•Margaret M. Smyth: 41,529

(4) Josh Silverman joined the Board on November 15, 2016. In accordance with our non-employee director compensation policy described below, he received pro-rated cash compensation and a new non-employee director equity award, comprised of RSUs and stock options.

(5) Margaret M. Smyth was elected to the Board at our 2016 Annual Meeting of stockholders and, accordingly, received a new non-employee director equity award comprised of RSUs and stock options.

(6) Fred Wilson waived his compensation during 2016.

(7) Jim Breyer’s term expired in June 2016. He waived his compensation during 2016.

Director Compensation

New Non-employee Directors

Under our non-employee director compensation program, each new non-employee director who joins our Board of Directors is granted equity compensation (in the form of stock options or RSUs) upon the effective date of his or her election to our Board of Directors with a fair value at the time of grant of $262,500. In November 2016, our non-employee director compensation program was amended to decrease the fair value of new non-employee director equity awards from $350,000 to $262,500. Equity awards for new directors will vest in equal annual installments on the first three anniversaries of the grant date if the director has served continuously as a member of our Board of Directors through the applicable vesting date. In addition, equity awards for new directors will vest in full in the event that we are subject to a change in control or upon certain other events.

Incumbent Directors

Each year on the date of our Annual Meeting, each incumbent non-employee director receives an award with a fair value at the time of grant equal to approximately $175,000. In 2017, like 2016, the award will be made up equally of stock options and restricted stock units although, at the election of the director, up to 50% of the annual retainer may be paid in cash. The equity portion of the award will vest in full on the date of our next Annual Meeting if the director has served continuously as a member of our Board of Directors through the date of that meeting. In addition, annual retainer

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equity awards will vest in full in the event that we are subject to a change in control or upon certain other events. A director is not eligible to receive an annual retainer in the same calendar year in which he or she receives an initial new director equity grant.

In addition to the annual and new director fees described above, non-employee directors receive the fees below. Fred Wilson has waived his compensation for 2017.

Role	Annual Cash Payments ($)
Lead Independent Director	15,000
Audit Committee Chair	18,000
Audit Committee Member	9,000
Compensation Committee Chair	10,000
Compensation Committee Member	5,000
Nominating and Corporate Governance Committee Chair	6,000
Nominating and Corporate Governance Committee Member	3,000

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Audit Committee Report

The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2016. The Audit Committee has discussed with our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), the matters required to be discussed by Auditing Standard No. 16, adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence, and has discussed with PwC its independence.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted by:

M. Michele Burns (Chair)

Margaret M. Smyth

Fred Wilson

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Proposal No. 2

Ratification of the Appointment of Independent

Registered Public Accounting Firm

The Audit Committee has appointed PwC as our independent registered public accounting firm for 2017 and recommends that stockholders vote to ratify the appointment. Although we are not required by law to obtain such ratification from our stockholders, we believe it is good practice to do so. If our stockholders do not ratify the appointment of PwC, the Audit Committee may reconsider its appointment. The Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Etsy and our stockholders.

PwC has audited our consolidated financial statements since 2012. A representative of PwC will be present at our Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees and Services

The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended December 31, 2015 and December 31, 2016.

	Year Ended December 31,

	2015	2016
	(in thousands)

Audit Fees	$1,094	$3,097

Audit-Related Fees	50	75

Tax Fees	115	517

Other Fees	43	87

Total Fees	$1,302	$3,776

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Audit Fees. These amounts consist of fees and expenses for professional services necessary to perform an audit or review in accordance with the standards of the PCAOB, including services rendered for the audit of Etsy’s annual financial statements and review of quarterly financial statements. These amounts also include fees for services that are normally incurred in connection with regulatory filings, such as comfort letters, consents, and review of documents filed with the SEC. For 2016, these amounts also include fees for professional services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002, the first for Etsy as a result of us exiting “emerging growth status” under the JOBS Act in 2016.

Audit-related Fees. These amounts consist of the aggregate fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include work related to acquisitions in 2016, and in 2015, work supporting the assessment of controls.

Tax Fees. These amounts consist of fees for tax compliance, tax planning and tax advice. Corporate tax services encompass a variety of permissible services, including technical tax advice related to U.S. international matters, assistance with foreign income and withholding tax matters, and assistance with tax audits.

Other Fees. These amounts consist of the aggregate fees for other services performed or provided by PwC not included in the categories above. These amounts include fees for subscriptions to online accounting reference material and PwC’s review of our sustainability data.

Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve all audit and non-audit services performed by PwC to ensure that the provision of such services does not impair the public accounting firm’s independence. The Audit Committee pre-approved all of the services described above.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2017.

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Executive Officers

Below is information regarding each of our current executive officers. Our executive officers serve at the discretion of our Board and hold office until their successor has been elected and qualified or until they resign, die, or are removed from the Board. There are no family relationships among any of our directors or executive officers.

Name	Age	Position

Chad Dickerson	44	Chair, President, and Chief Executive Officer

John Allspaw	46	Chief Technology Officer

Linda Findley Kozlowski	43	Chief Operating Officer

Jill Simeone	50	General Counsel and Secretary

Karen Mullane	52	Interim Chief Financial Officer

Chad Dickerson has served as our president and chief executive officer since July 2011, as a member of our Board of Directors since September 2011, and as the chair of our Board of Directors since October 2014. He previously served as our chief technology officer from September 2008 until July 2011. Prior to Etsy, Mr. Dickerson was the director of the Advanced Products/Brickhouse team at Yahoo! Inc. from December 2007 to August 2008, was the head of the Yahoo! Developer Network from June 2006 to December 2007 and was the director of platform evangelism from August 2005 to May 2006. Prior to Yahoo!, he served as chief technology officer at InfoWorld Media Group, Inc., an information technology online media business, from April 2001 to August 2005. Prior to that, he worked for early web-based media companies, including Salon.com from July 1998 to March 2001. Mr. Dickerson is a member of the U.S. Advisory Committee for Trade Policy and Negotiations, serves on the boards of the DUMBO Business Improvement District, the Partnership for New York City, and St. Ann’s Warehouse.

John Allspaw has served as Chief Technology Officer, leading our Engineering team, since September 2015. Prior to that, he served as our Senior Vice President of Infrastructure and Operations since joining Etsy in January 2010. Mr. Allspaw has worked in system operations in the biotech, government, and online media industries for over 17 years. He began his career running vehicle crash simulations for the U.S. government. In 1997, he moved to web-based companies, building the technical infrastructures at Salon.com, InfoWorld Media Group, Inc., Friendster, and Flickr. Mr. Allspaw is the author of The Art of Capacity Planning and Web Operations: Keeping the Data On Time.

Linda Findley Kozlowski has served as our Chief Operating Officer since May 2016. Prior to Etsy, Ms. Kozlowski was the Chief Operating Officer of Evernote, where she oversaw worldwide

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operations, and led cross-functional teams in offices across seven countries, from May 2015 to December 2015. Prior to that, she served as Vice President of Worldwide Operations at Evernote from May 2014 to May 2015, as Vice President of International Marketing from April 2013 to May 2014, and as Director of Market Development from October 2012 to April 2013. Before joining Evernote, Ms. Kozlowski was the Director of Global Marketing and Customer Experience at Alibaba.com from June 2011 to October 2012, and the Director of International Corporate Affairs from July 2009 to June 2011. She has also held leadership positions in several communications firms including Fleishman-Hillard, Text 100, and Schwartz Communications.

Jill Simeone has served as our General Counsel and Secretary since January 2017. Prior to Etsy, Ms. Simeone was the Vice President, Senior Counsel, and Assistant Secretary at American Express Global Business Travel, where she led the legal side of their mergers and acquisitions program from January 2016 to January 2017. Prior to that, she served as the General Counsel and Chief Compliance Officer at KCAP Financial, Inc., a publicly traded financial services company from July 2013 to January 2016. Before joining KCAP Financial, she was an attorney at American Express advising on divestitures and investments in technology startups from January 2013 to June 2013. Prior to American Express, she served as the General Counsel at Roadify from January 2012 through December 2012. From 1999-2011 Ms. Simeone served as U.S. General Counsel and then North America General Counsel of CEMEX, a multinational building materials company.

Karen Mullane was appointed Interim Chief Financial Officer in April 2017 pending our new Chief Financial Officer, Rachel Glaser, joining Etsy on or around June 1, 2017. Karen Mullane joined Etsy in January 2014 as our Vice President and Controller. Prior to Etsy, she was Vice President and Corporate Controller at SunGard Data Systems (acquired by FIS), a global software and services company serving the financial services, education and non-profit sectors, from April 2006 to December 2013, where she managed global accounting operations, and led the accounting and reporting requirements for numerous acquisitions, divestitures, and the company’s leveraged buy-out. Previously, Ms. Mullane served in other corporate accounting leadership roles at SunGard from November 1999 to April 2006. She has held accounting leadership positions in the telecom industry and began her career at PricewaterhouseCoopers LLP.

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Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section is intended to provide our stockholders with a clear understanding of our compensation philosophy, objectives and practices; our compensation-setting process; our executive compensation program components; and the decisions made in 2016 with respect to the compensation of each of our Named Executive Officers (“NEOs”). For 2016, our NEOs were:

• Chad Dickerson, Chair, President, and Chief Executive Officer;

• Kristina Salen, former Chief Financial Officer (through March 2017);

• Linda Kozlowski, Chief Operation Officer (as of May 2016);

• John Allspaw, Chief Technology Officer; and

• Jordan Breslow, former General Counsel (until September 2016).

This section should be read in conjunction with the compensation tables below, which provide a detailed view of the compensation paid to our NEOs in 2016.

Executive Summary

2016 Business Highlights

Highlights of our company performance in 2016 include:

• Gross merchandise sales grew by 19% year-over-year to $2.84 billion, with 30% of sales involving a buyer and/or seller outside of the US.

• Revenue rose by 33% year-over-year to a total of $365 million.

• Our active seller community grew to 1.7 million (up 12% from 2015) and the active buyer community grew to 28.6 million (up 19% from 2015).

• We had several successful product launches including a new seller service, Pattern by Etsy, Google Shopping, and a partnership with Intuit.

• We laid the groundwork for big steps forward in 2017 with Etsy Studio and Shop Manager, leveraging our platform investments in search, payments, machine learning, and marketing services.

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2016 Compensation Program Overview

The objective of our executive compensation program is to attract, retain, and motivate high caliber, values-aligned talent who share our dedication to our community and are committed to our mission of reimagining commerce. We accomplish this through a straightforward compensation program that is focused on pay for performance.

The key elements of our program are:

• Base salary;

• Annual cash incentive opportunity; and

• Long-term equity incentives.

We target a compensation mix for our NEOs that is weighted heavily towards variable, or “at risk” compensation, including short-term cash incentives and long-term equity incentives, to align executive compensation with company performance and stockholder interests. We consider stock options and RSUs “variable” pay because the realized value depends on our stock price which is a financial performance.

The chart below shows the target compensation mix for our CEO for 2016:

CEO Target Total Compensation: 18% Fixed Compensation and 82% Variable Compensation

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The Compensation Committee made the following 2016 compensation-related decisions for our NEOs, consisting of base salary increases, annual cash incentive compensation opportunities and grants of long-term equity compensation in the form of stock options and RSUs. These decisions are described in more detail throughout this Compensation Discussion and Analysis. Each NEO’s 2016 target total direct compensation was below the median of the peer group benchmarking data.

Named Executive Officer	Base Salary Increases(1)	Actual Cash Incentive Compensation (as a % of Target Bonus Opportunity)(2)	2016 Grant of Stock Options (# of shares)(3)	2016 Grant of RSUs (# of shares)(4)

Chad Dickerson	–	132%	300,000	–

Kristina Salen(5)	6.25%	128%	93,248	47,425

John Allspaw	3.5%	121%	–	–

Linda Kozlowski	–	131%	148,209	72,004

Jordan Breslow(6)	9.1%	–	93,248	47,425

1. In early 2016, the Compensation Committee adjusted base salaries (other than for Chad Dickerson and Linda Kozlowski) to bring them closer to peer group competitive levels and in light of their job responsibilities. Each individual’s 2016 base salary was below the median of peer group benchmarking data.

2. In March 2017, the Compensation Committee approved performance-based cash awards based on the level of achievement of pre-established corporate metrics and its assessment of each NEO’s individual performance during 2016 (other than for Kristina Salen pursuant to the terms of her retention agreement and Jordan Breslow, who was not eligible to receive performance-based cash awards because his employment had terminated).

3. Our Compensation Committee granted stock options to Chad Dickerson, Kristina Salen and Jordan Breslow in March 2016 and to Linda Kozlowski in June 2016 as part of her new hire compensation package. John Allspaw did not receive an annual grant in March 2016 because he had recently received a grant in connection with his promotion to Chief Technology Officer.

4. Our Compensation Committee granted RSUs to Kristina Salen and Jordan Breslow in March 2016 and to Linda Kozlowski in June 2016 as part of her new hire compensation package. Chad Dickerson received his entire March 2016 grant in the form of a stock option and John Allspaw did not receive an annual grant in March 2016 because he had recently received a grant in connection with his promotion to Chief Technology Officer.

5. In October 2016, we entered into a retention agreement with Kristina Salen, which provided for her continued service as our Chief Financial Officer through March 31, 2017, at which point she resigned from Etsy. We entered into this agreement as an inducement for her to stay through the completion of our 2016 year-end SEC reporting obligations.

6. Jordan Breslow’s employment with Etsy ended in September 2016 and, in accordance with our severance plan, he received certain benefits. All of his unvested equity awards were forfeited.

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Compensation Governance Practices We maintain the following practices that we believe help support the effectiveness of our executive compensation program.

What We Do	What We Don’t Do

✓ 100% Independent Compensation Committee	× No Guaranteed Annual Salary Increases or Incentive Payments

✓ Engage Independent Compensation Consultant	× No Hedging or Pledging Transactions

✓ Use Variable Pay and Long-Term Equity Incentive Awards as a Substantial Portion of Target Total Direct Compensation	× No “Single-Trigger” Change In Control Arrangements

✓ Four-year equity vesting periods	× No Change in Control Tax Gross Ups

✓ Offer only “Double-Trigger” Change-in-Control Arrangements	× No Defined Benefit Retirement Programs

✓ Employ our NEOs “at will”	× No Stock Option Exchanges or Repricing Without Stockholder Approval

✓ Broad-based Etsy-sponsored health benefits programs	× No Excessive Perquisites

Compensation Philosophy and Objectives

Our executive compensation program is designed to be simple and focus on pay for performance. It is based on the following philosophy and objectives:

Compensation Philosophy

Our compensation philosophy is to pay all of our employees competitively and equitably in a way that aligns with our long-term business goals and values.

Competitive compensation aligned with our long term business goals: We believe that competitive compensation packages are critical in attracting, retaining and motivating qualified, engaged and enthusiastic employees who are passionate about our mission to reimagine commerce in ways that build a more fulfilling and lasting world. Additionally, we believe in fostering a culture of shared success through long-term equity awards for our employees. We grant long-term equity awards to eligible employees in the form of RSUs or stock options that vest over several years. We believe this practice helps align our employees’ interests with that of our stakeholders and ensures that our employees share in Etsy’s long-term success.

Equitable compensation aligned with our values: At Etsy, we work hard to ensure that our values are integrated into every aspect of our business, including our approach to compensation. We believe in equitable compensation that fairly reflects each employee’s position, responsibilities, and impact. The principles underlying our commitment to equitable pay are: paying all employees a living wage; working to eliminate systemic and unconscious bias related to gender and gender identity, age, race, and ethnicity; and monitoring the pay gap between our highest and lowest paid employees.

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This compensation philosophy applies to each of our employees, including our executives and NEOs.

Key Objectives

Consistent with our philosophy, the key objective of our executive compensation program is to attract, retain, and motivate high caliber, values-aligned talent who share our dedication to our community and are committed to our mission of reimagining commerce. We believe that competitive executive compensation packages that consist of both fixed and variable pay in the form of base salaries, annual cash incentive opportunities, and long-term equity incentives that are earned over a multi-year period enable us to achieve those objectives and align the compensation of our executive officers with our performance and long-term value creation for our stakeholders.

Compensation-Setting Process

The following parties are responsible for the development and oversight of our executive compensation program.

Role of the Compensation Committee

• Primarily responsible for executive compensation decisions, including reviewing, evaluating and approving the compensation arrangements, plans, policies and practices for our NEOs, and overseeing and administering our incentive compensation plans.

• Oversees risk management of our compensation policies, programs and practices, including an annual review of Etsy’s compensation programs to ensure that they are not reasonably likely to incentivize employee behavior that would result in any material adverse risks to Etsy.

• Has sole authority to continue or terminate its relationship with outside advisors, including Compensia, its independent compensation consultant, and retain additional outside advisors.

• Requires that its compensation consultant be independent and reviews such independence at least annually.

Role of our Independent Compensation Consultant (Compensia)

• Engaged by and reports directly to the Compensation Committee since 2014.

• Advises the Compensation Committee on various executive compensation matters, including executive compensation plan design, compensation levels, and compensation peer group.

• Provides research, data analysis, and survey information to the Compensation Committee.

• Advises the Compensation Committee on regulatory developments, market trends and compensation best practices.

• Conducts analyses related to the employment arrangements for new executive hires.

• Provides assistance with the Compensation Committee’s review of the risk and reward structure of executive compensation plans, policies, and practices.

• Attends Compensation Committee meetings upon request.

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The Compensation Committee assesses Compensia’s independence annually and, with respect to 2016, has determined that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest.

Role of the CEO

• Makes individual compensation recommendations for executives (other than himself) to the Compensation Committee for its review and approval, after considering market data, roles and responsibilities, and individual performance.

• Works closely with members of senior management in Human Resources and provides input to the Compensation Committee on our compensation program design, including, for example, our annual cash incentive program, our approach to granting equity awards, and other benefits.

Competitive Positioning and Compensation Peer Group

As part of its deliberations, the Compensation Committee considers market data on executive compensation levels and practices. To review the compensation of our executives, including our NEOs, our Compensation Committee, with the assistance of Compensia, reviewed a combination of data drawn from the peer companies listed below and compensation survey data.

We periodically assess pay ranges, pay levels, and our program design against our peer group, which consists of 12 publicly-traded internet software and services companies with business models focused on e-commerce, peer-to-peer commerce, subscription based revenue model, and software-as-a-service. The Compensation Committee determined the members of our peer group with input from Compensia. This group of peer companies was selected because they are generally comparable to Etsy in terms of size and scale.

Our peer group for 2016 consisted of the companies listed below:

Demandware GrubHub MercadoLibre Quotient Technologies RetailMeNot Shopify	Stamps.com Shutterstock TrueCar Web.com Group Yelp Zillow Group

Consideration of competitive compensation data is one of several factors that the Compensation Committee considers in making its decisions with respect to the compensation of our NEOs, but we have not historically targeted a specific level of compensation relative to our peer group. In 2017 and 2018, we aim to adjust total target cash compensation upward for our currently employed NEOs so that it is at least at the median of peer group benchmarking data, assuming individual performance, responsibilities and other factors support those adjustments. In addition, in 2017, we have added Box and SPS Commerce to our peer group.

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Compensation Elements Key elements of our executive compensation program for NEOs include: •Base salary; •Annual cash incentive opportunity; and •Long-term equity incentives.

We also provide severance and change in control related benefits and other benefits such as health and wellness benefits, management coaching, skills workshops and training, and a 401(k) plan. In general, our NEOs participate in the standard employee benefit plans and programs available to our other employees.

Base Salary

Base salaries provide fixed compensation based on job responsibilities and performance and attract and retain executive talent. Each NEO’s 2016 base salary was below the median of peer group benchmarking data.

In early 2016, Kristina Salen received a 6.25% salary increase, John Allspaw received a 3.5% increase, and Jordan Breslow received a 9.1% increase in light of their job responsibilities and peer group comparisons. Linda Kozlowski joined Etsy in 2016 and did not receive a salary increase during the year.

Prior to March 2017, our CEO’s base salary had not been adjusted since 2011. In 2016, the Committee decided to keep Chad Dickerson’s base salary flat in favor of increasing incentive compensation in the form of a target annual cash incentive and an actual long-term incentive equity award for 2016.

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In 2017, the Committee determined that in light of peer group comparisons, job responsibilities, and performance, our CEO’s base salary would increase to $375,000.

Also, in March 2017, the Compensation Committee approved salary adjustments for Linda Kozlowski and John Allspaw. Linda Kozlowski’s base salary was increased to $350,000 from $300,000 in recognition of her contributions and impact, the expansion of her role, and in order to bring her target total cash compensation to the median of the peer group. John Allspaw’s base salary was increased to $325,000 from $295,000 in recognition of his contributions and as part of an effort to bring his total target cash compensation closer to the median of our peer group.

Annual Cash Incentive Program—Structure

Our annual cash incentive program rewards achievement of our short-term financial and operational objectives and individual performance.

The target awards for our NEOs under the annual cash incentive program for 2016, as a percentage of base salary, were 100% for Chad Dickerson, 75% for Kristina Salen, and 50% for each of John Allspaw, Jordan Breslow, and Linda Kozlowski. Our CEO’s and CFO’s target cash incentive levels were increased in 2016 to bring their targets closer to peer group median levels and to support better alignment with the achievement of company performance targets. In 2016, our CEO’s target cash incentive award was increased from 75% to 100% of base salary and our CFO’s target cash incentive award was increased from 60% to 75%. Target cash incentive awards for the other NEOs were set at 50% of base salary to promote consistency and internal pay equity, while providing an incentive to achieve 2016 goals. Each individual’s total target cash compensation was below the median of peer group benchmark data, with the exception of our CFO, who was slightly above the median.

For 2016, individual payouts under the annual cash incentive program were based 70% on the achievement of company-wide Adjusted EBITDA margin and revenue metrics and 30% on individual performance objectives, except for our CEO whose target opportunity was weighted 80% on the company-wide performance metrics and 20% on individual performance objectives to reflect his greater responsibility for the company’s performance.

Annual Cash Incentive Program—Financial Performance

In 2016, the Compensation Committee selected Adjusted EBITDA margin and revenue as the key performance metrics for our 2016 annual cash incentive because together they provide a balance between generating revenue, managing our expenses, and growing our business, which it believes most directly influences long-term stockholder value.

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The level at which both metrics were achieved resulted in a payout based on the matrix below:

In addition, in order to achieve a payout of above 100% of target based on adjusted EBITDA and revenue results, we needed to meet a GMS target of at least $2.769 billion. GMS is one of our key performance metrics and we believe that it is an indicator of the success of Etsy sellers, the satisfaction of Etsy buyers, the health of our ecosystem, and the scale and growth of our business. The Compensation Committee established the targets for the financial performance metrics at levels that it believed to be challenging, but attainable with exceptional performance. The target financial performance metrics for the financial portion of the 2016 annual cash incentive plan and our results were as follows:

Financial Performance Metric	2016 Target (100% payout)	2016 Result (140% payout)

Adjusted EBITDA Margin*	11.6%	15.7%

Revenue	$352.6M	$365.0M

GMS**	(for over 100% payout) $2.769 billion	$2.842 billion

*   Adjusted EBITDA represents our net loss adjusted to exclude: interest and other non-operating expense, net; provision for income taxes; depreciation and amortization; stock-based compensation expense; loss on asset impairment; foreign exchange loss; and acquisition-related expenses.

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** GMS is the dollar value of items sold in our markets within the applicable period, excluding shipping fees and net of refunds associated with canceled transactions. GMS does not represent revenue earned by Etsy.

Based on the results above, under the matrix, we achieved a payout of 140% of the financial portion of the program, by overachieving on all targets. The Committee carefully considered the payout and concluded that it was appropriate given the strong financial performance achieved in 2016. The results reflect strong year-over-year growth.

Annual Cash Incentive Program—Individual Performance

The Compensation Committee considered the CEO’s recommendation regarding the other NEOs performance as part of this assessment. The following key points were considered for each of the following executives when determining their individual performance achievements.

Individual payouts were based 70% on the achievement of the company-wide financial performance metrics described above and 30% on individual performance, except for our CEO whose target opportunity was weighted 80% on the company-wide performance metrics and 20% on individual performance.

Chad Dickerson

• Delivered strong fiscal year 2016 financial results, including meaningful GMS, revenue, and adjusted EBITDA growth

• Provided leadership, vision, and strategy for key 2016 launches of Pattern by Etsy, Etsy Studio, and Shop Manager

• Strengthened the management team by bringing on a Chief Operating Officer

John Allspaw

• Led our IT and engineering teams to achieve compliance with Sarbanes-Oxley internal control over financial reporting requirements, including retaining Etsy’s innovative practice of continuous deployment of code

• Provided engineering leadership on Etsy Studio, Shop Manager, and other product launches

Linda Kozlowski

• Quickly and successfully transitioned into the newly-created role of COO, providing outstanding leadership, with a focus on organizational and strategic alignment and marketing

• Implemented updated internal organization structure, including adding general manager roles for Etsy’s markets and Seller Services

• Consolidated Etsy’s global marketing activities into a single organization

• Oversaw business planning and general management for Etsy Studio and Shop Manager

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Pursuant to the terms of Kristina Salen’s retention agreement, the individual performance portion of her 2016 annual bonus was deemed achieved at 100% and actual individual performance was not considered. The company performance portion was payable based on actual performance at 140%. Kristina Salen received a 2016 annual bonus payout equal to $323,252. Jordan Breslow, our former General Counsel, did not receive a payout in accordance with the terms and conditions of the program and his individual performance was not considered.

Annual Cash Incentive Program—Payouts

Based on the achievement against the 2016 financial performance metrics and individual objectives, the Compensation Committee made the following payouts:

Named Executive Officer	Target Annual Cash Incentive Opportunity	Target Annual Cash Incentive Opportunity (as % of Base Salary)	Actual Cash Incentive Payout	Actual Annual
Chad Dickerson	$300,000	100%	$396,000	132%
Linda Kozlowski	$94,262	50%	$123,484	131%
John Allspaw	$146,680	50%	$176,750	121%

2017 Annual Cash Incentive Program Design

For 2017, we will continue to use GMS, Revenue and Adjusted EBITDA Margin for our Annual Cash Incentive Program, as we believe these are the performance metrics that best reflect the success of our business. For 2017, GMS and Revenue will be weighted at 40% each, and Adjusted EBITDA Margin will be weighted at 20% of the plan. The new weightings reflect our recent and planned investments that we believe will enable Etsy to continue to deliver long-term, sustainable growth to our stakeholders.

In order to provide an additional incentive to achieve 2017 performance targets, the Compensation Committee decided to increase Linda Kozlowski’s cash incentive target from 50% to 75% of base salary. This brings her target cash compensation between the 50th and 60th percentile of our peer group.

Long-Term Equity Incentive Compensation

We provide long-term equity incentive compensation to help align executives’, including our NEOs’, interests with the long-term interests of our stockholders. We believe that equity awards in the form of stock options and RSUs encourages a long-term focus and decision-making that is in line with our mission and strategic goals. We also grant long-term equity incentive awards in order to attract, motivate, and retain executive talent. Our Compensation Committee typically grants stock options and/or RSUs to new hires, in connection with promotions, as a reward for superior performance and/or for retention purposes. In addition, certain employees, including our NEOs, receive annual equity awards.

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Long-Term Equity Incentive Compensation—Annual Equity Awards

In March 2016, the Compensation Committee granted annual equity awards to Chad Dickerson, Kristina Salen and Jordan Breslow. In determining the value of each award, the Compensation Committee considered:

•  CEO recommendations (except with respect to Chad Dickerson’s own equity award).

•  Comparative market data provided by Compensia.

•  Existing equity holdings (including the current economic value of unvested equity awards).

•  The need to retain and motivate these executives.

•  The dilutive effect of our long-term incentive compensation practices, including the overall impact of these equity awards and the equity awards to other employees.

Chad Dickerson received his annual equity award 100% in stock options with a grant date fair value of $1,108,170. These stock options vest monthly over a four-year period. The Committee believed that this was appropriate in light of his performance and because it provides strong stockholder alignment.

Kristina Salen and Jordan Breslow each received an aggregate equity award with a grant date fair value of $700,000, 50% in stock options and 50% in RSUs. The Committee believed the mix of options and RSUs was appropriate in order to align with stockholder interests. In addition, this mix is the same award structure that other employees who received annual equity awards received. Like the award to Chad Dickerson, the stock options vest monthly over a four-year period. The annual RSU awards vest quarterly over four years beginning on the nearest quarter from of the grant date. Jordan Breslow’s equity awards ceased vesting as of his employment termination date of September 9, 2016, and unvested awards were forfeited. Pursuant to her retention agreement, Kristina Salen’s equity award was fully accelerated on March 31, 2017 and the time period for her to exercise her vested options was extended until December 31, 2017.

John Allspaw did not receive an annual equity award during 2016 because he received an equity award in November 2015 in connection with his promotion to Chief Technology Officer.

Long-Term Equity Incentive Compensation—New Hire Equity Award—Linda Kozlowski

In June 2016, we granted Linda Kozlowski an equity award with a grant date fair value of $1,250,000, 50% in stock options and 50% in RSUs. The purpose of this award was primarily to induce Linda Kozlowski to join Etsy and align her interests with those of our stockholders. The options vest 25% one year from the grant date and thereafter will continue to vest in 36 equal monthly installments, provided she remains in service with us on each vesting date. The RSUs will vest 25% on July 1, 2017, and thereafter will continue to vest in 12 equal quarterly installments, provided she remains in service with us on each vesting date.

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Severance and Change-in-Control Related Benefits

We believe that Etsy’s Severance Plan and Change in Control Severance Plan serve several objectives. In general, the plans:

•  Eliminate the need to negotiate separation payments and benefits on a case-by-case basis.

•  Help assure executives that their severance payments and benefits are comparable to those of other executives with similar levels of responsibility and tenure.

•  Support administrative efficiency because they require less time and expense than individual arrangements.

In addition, we believe that the Change in Control Severance Plan provides an incentive for executives to remain employed and focused on their responsibilities during a change-in-control transaction, which encourages them to act in the best interests of stockholders and preserve the potential benefits of a transaction.

Severance Plan

Our severance plan applies to vice presidents and above, including our NEOs. Under the plan, if we terminate a NEO’s employment without cause or if a NEO terminates employment for good reason other than in connection with a change in control, then they will be entitled to receive continued salary payments for 12 months, in the case of our CEO, and 6 months, in the case of other NEOs. Each NEO will also be entitled to receive reimbursement for healthcare continuation coverage for the severance period or until healthcare continuation coverage ends or the named executive officer becomes eligible for equivalent coverage, whichever is less. As a condition to the payments and benefits, the NEO must agree to a standard release of claims.

Change in Control Severance Plan

Our change in control severance plan applies to vice presidents and above, including our NEOs.

Payments and benefits under this plan are payable only upon a “double trigger;” that is, only following a change in control and a qualifying termination of employment, including a termination of employment without cause or a resignation for good reason. Under the plan, if we terminate a NEO’s employment without cause or if a named executive officer terminates employment for good reason in the three month period before or 12 month period after a change in control, then, they will be entitled to receive continued salary payments for 18 months, in the case of our CEO, and 12 months, in the case of our other NEOs. A NEO will also be entitled to receive reimbursement for healthcare continuation coverage for the lesser of the number of months in the severance period or until healthcare continuation coverage ends or the executive becomes eligible for substantially equivalent coverage. Finally, each NEO will be entitled to full vesting of any outstanding equity awards. As a condition to the payments and benefits, the NEO must agree to a standard release of claims.

Please refer to “Potential Payments upon Termination or Change in Control” beginning on page 47 for additional information.

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Other Benefits

Health & Wellness

We provide health benefits to our NEOs on the same basis as these benefits are provided to our other eligible employees, including health, dental, vision, life, and disability insurance benefits.

Limited Perquisites and Other Personal Benefits

We do not typically provide perquisites to our NEOs that are not available to employees generally. From time to time, we may provide such benefits for recruitment or retention purposes.

401(k) Plan

Like other US employees, our NEOs may participate in a 401(k) Plan. In 2016, we implemented a corporate matching program where Etsy matches 50% of the first 6% of an employee’s contributions under the 401(k) Plan.

Additional Information Equity Granting Policy Our equity award grant policy provides that: • The Compensation Committee or the Board approves all equity awards.

• Equity awards are made on pre-established dates.

• For newly-hired and promoted employees, the awards are effective on the first business day of the month following the month in which the new hire’s employment starts or promotion occurs.

•  Annual grants to existing employees, including NEOs, are effective on March 15.

•  The exercise price of any option to purchase shares of our common stock may not be less than the fair market value of our common stock on the grant date. The fair value is determined in accordance with U.S. GAAP.

•  For RSUs, the fair value is based on the average closing price of Etsy’s common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days up to and including the grant date.

Prohibition Against Hedging and Similar Transactions

Pursuant to our insider trading policy, short sales, hedging or similar transactions, derivatives trading and pledging or using Etsy securities as collateral for loans are prohibited for employees, including our NEOs, and members of our Board.

No Change in Control Tax Gross Ups

No NEO or other executive is entitled to a change in control tax gross up, which we believe reflects current best practices.

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Tax Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation a public corporation can deduct in any one year for compensation paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer). As a company that recently became public, we are generally permitted a transition period before the provisions of Section 162(m) become applicable to our compensation plans, subject to certain exceptions. This transition period may extend until our 2019 annual meeting of stockholders, unless it is terminated earlier under the Section 162(m) post-offering rules. When Section 162(m) becomes applicable to our compensation plans, our Compensation Committee plans to consider the deductibility of awards as one factor in determining executive compensation. Our Compensation Committee will also look at other factors in making its decisions and will retain the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code sets forth limitations on the deferral and payment of certain benefits. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, and the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting Considerations

The Committee recognizes accounting implications that may impact executive compensation. For example, we record salaries and performance-based compensation in the amount paid or to be paid to the named executive officers in our financial statements. Also, GAAP accounting rules require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees and may not vest or be earned by such employees.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of Etsy’s 2017 Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Etsy’s 2017 Proxy Statement.

Respectfully submitted by:

Jonathan D. Klein (Chair)

Melissa Reiff

Josh Silverman

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Compensation and Risk Management

Our Compensation Committee, Compensia (the Committee’s independent compensation consultant), and our management team each play a role in evaluating and mitigating potential risks associated with our compensation plans, practices, and policies. Compensia, with input from management, has performed a compensation risk assessment and concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on the company. In particular, we considered compensation program attributes that help to mitigate risk, including, for example:

•  the mix of cash and equity compensation;

•  a balanced short-term incentive plan design with multiple performance measures that emphasize top and bottom-line performance;

•  our formal policies for equity administration;

•  our insider trading policy, which prohibits short sales, hedging or similar transactions, derivatives trading and pledging and using Etsy securities as collateral; and

•  the oversight of an independent Compensation Committee.

The Compensation Committee has reviewed the risk assessment report and agreed with the conclusion.

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Executive Compensation Tables Summary Compensation Table The following table provides information regarding the compensation earned by our NEOs as of December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1)($)	Option Awards (2)($)	Non-Equity Incentive Plan Compensation (3)($)	All Other Compensation (4)($)	Total ($)

Chad Dickerson	2016	300,000	–		–	1,108,170	396,000	–	1,804,170

Chair, President & CEO	2015	300,000	–		–	2,173,949	225,000	–	2,698,949

	2014	300,000	–		–	–	247,500	–	547,500

Kristina Salen(5)	2016	336,667	–		396,473	344,449	323,252	13,255	1,404,024

Former Chief Financial Officer	2015	318,333	–		–	1,050,742	191,382	–	1,560,457
	2014	297,917	–		–	–	211,750	70,316	579,983

John Allspaw	2016	293,333	–		–	–	176,750	739	470,822

Chief Technology Officer	2015	268,333	–		339,899	392,047	134,435	–	1,134,714

Linda Kozlowski	2016	187,500	75,000	(6)	676,838	625,442	123,484	55,592	1,743,884
Chief Operating Officer

Jordan Breslow(5)	2016	230,171	–		396,473	344,449	–	91,483	1,062,576

Former General Counsel & Secretary	2015	275,000	–		–	–	156,750	–	431,750
	2014	275,000	–		–	–	166,375	–	441,375

(1)  The amounts in this column represent the aggregate grant date fair value of RSUs, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in the calculation of such amounts are set forth in Note 10—Stock-Based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)  The amounts in this column represent the aggregate grant date fair value of stock option awards, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in the calculation of such amounts are set forth in Note 10—Stock-Based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(3)  The amounts in this column represent bonuses paid under our annual cash incentive program. Individual payouts were based 70% on the achievement of company performance objectives and 30% on individual performance objectives (except for Chad Dickerson whose target opportunity was weighted 80% on corporate performance metrics and 20% on individual performance objectives). The individual performance metric for Kristina Salen was deemed achieved at 100% in accordance with the terms of her retention agreement.

(4)  For fiscal year 2016, the amounts in this column represent (a) reimbursement of legal fees in the amount of $13,255 for Kristina Salen; (b) 401(k) match of $739 for John Allspaw; (c) relocation reimbursement of $37,444, relocation gross-up of $17,023, and 401(k) match of $1,125 for Linda Kozlowski; and (d) salary continuation of $87,500 and 401(k) match of $3,983 for Jordan Breslow.

(5)  Kristina Salen’s employment ended effective March 31, 2017 and Jordan Breslow’s employment ended effective September 9, 2016.

(6)  Linda Kozlowski received a $75,000 signing bonus as an inducement for her to join Etsy.

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Grants of Plan-Based Awards The following table provides information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2016:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Named Executive Officer	Grant Date	Approval Date	Threshold ($)	Target ($)(1)	Maximum ($)	Restricted Stock Units		Option Awards		Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Chad Dickerson	–	–	–	300,000	–	–		–		–	–
	3/1/2016	3/1/2016	–	–	–	–		300,000	(3)	8.36	1,108,170

Kristina Salen	–	–	–	244,672	–	–		–		–	–
	3/1/2016	3/1/2016	–	–	–	–		93,248	(3)	8.36	344,449
	3/1/2016	3/1/2016	–	–	–	47,425	(4)	–		–	396,473

John Allspaw	–	–	–	146,680	–	–		–		–	–

Linda Kozlowski	–	–	–	94,262	–	–		–		–	–
	6/1/2016	5/31/2016	–	–	–	–		148,209	(5)	9.40	625,442
	6/1/2016	5/31/2016	–	–	–	72,004	(6)	–		–	676,838

Jordan Breslow(7)	–	–	–	147,951	–	–		–		–	–
	3/1/2016	3/1/2016	–	–	–	–		93,248	(3)	8.36	344,449
	3/1/2016	3/1/2016	–	–	–	47,425	(4)	–		–	396,473

(1)  This target bonus amount, representing a percentage of the executive’s annual base salary, takes into account any change to the executive’s annual base salary rate during the year. Actual cash incentive bonus plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.”

(2)  The amounts shown in these columns represent the aggregate grant date fair value of RSUs and option awards granted during the fiscal year. The amounts are valued in accordance with ASC Topic 718, Compensation – Stock Based Compensation. Assumptions used in the calculation of the grant date fair value are set forth in Note 10, Stock- Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(3)  This stock option vests in 48 equal monthly installments beginning on April 1, 2016, subject to continued service on each vesting date. Pursuant to Kristina Salen’s retention agreement, her award was fully accelerated on March 31, 2017.

(4)  These RSUs vest in 16 equal quarterly installments, beginning on July 1, 2016, subject to continued service on each vesting date. Pursuant to Kristina Salen’s retention agreement, her award was fully accelerated on March 31, 2017.

(5)  This stock option will vest 25% on June 1, 2017, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.

(6)  These RSUs vest 25% on July 1, 2017, with the remainder vesting in 12 equal quarterly installments, subject to continued service on each vesting date.

(7)  Jordan Breslow’s employment with Etsy ended in September 2016 and he forfeited his unvested equity awards.

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Outstanding Equity Awards at Fiscal Year-End The following table sets forth information regarding unexercised stock options and RSUs held by our NEOs as of December 31, 2016.

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options that are Exercisable as of December 31, 2016 (#)		Number of Securities Underlying Unexercised Options that are not Exercisable as of December 31, 2016 (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)

Chad Dickerson	369,711	(1)	–		2.30	7/28/2021

	1,617,789	(1)	–		4.76	7/16/2022

	143,750	(2)	156,250		17.00	1/29/2025

	56,249	(3)	243,751		8.36	2/28/2026

Kristina Salen	489,220	(4)	31,705		4.76	2/3/2023

	69,479	(2)	75,521		17.00	1/29/2025

	17,483	(3)	75,765		8.36	2/28/2026

							41,497	(5)	$488,835	(6)

John Allspaw	115,625	(7)	34,375		6.02	10/28/2023

	22,283	(8)	59,997		10.69	11/1/2025

							23,847	(9)	$280,918	(6)

Linda Kozlowski	–		148,209	(10)	9.40	5/31/2026

							72,004	(11)	$848,207	(6)

Jordan Breslow	–		–		–	–

(1)  This stock option is fully vested.

(2)  This stock option vested 25% on January 30, 2016, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date. Pursuant to Kristina Salen’s retention agreement, her award was fully accelerated on March 31, 2017.

(3)  This stock option vests in 48 equal monthly installments beginning on April 1, 2016, subject to continued service on each vesting date. Pursuant to Kristina Salen’s retention agreement, her award was fully accelerated on March 31, 2017.

(4)  This stock option vested 25% on February 4, 2014, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date. Pursuant to Kristina Salen’s retention agreement, her award was fully accelerated on March 31, 2017.

(5)  This amount represents the unvested portion of RSUs that vest in 16 equal quarterly installments, beginning on July 1, 2016, subject to continued service on each vesting date.

(6)  This amount represents the market value of unvested RSUs, based on a closing price of our common stock on December 31, 2016 of $11.78.

2017 Proxy Statement	45

(7)   This stock option vested 25% on November 1, 2014, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.

(8)   This stock option vests in 48 equal monthly installments beginning on December 2, 2015, subject to continued service on each vesting date.

(9)   This amount represents the unvested portion of RSUs that vest in 16 equal quarterly installments, beginning on January 1, 2016, subject to continued service on each vesting date.

(10)  This stock option will vest 25% on June 1, 2017, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.

(11)  These RSUs vest 25% on July 1, 2017, with the remainder vesting in 12 equal quarterly installments, subject to continued service on each vesting date.

Option Exercises and Stock Vested The following table provides information regarding exercises of option awards and vesting of stock awards by our NEOs in 2016:

	OPTION AWARDS		STOCK AWARDS

Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise $(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting $(2)

Chad Dickerson	105,289	1,388,039	–	–

Kristina Salen	240,000	2,393,434	5,928	70,958

John Allspaw	306,312	2,974,008	7,949	81,223

Linda Kozlowski	–	–	–	–

Jordan Breslow	255,785	1,692,886	2,964	28,632

(1)  Value realized on exercise of stock options is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not reflect actual proceeds received.

(2)   Value realized on vesting of stock awards is based on the fair market value of our common stock on the vesting date and does not reflect actual proceeds received.

Employment Agreements

A summary of the material terms of the employment letter agreements with Chad Dickerson and Linda Kozlowski is below. Please refer to “Potential Payments upon Termination or Change in Control” for a description of the arrangements with Kristina Salen and Jordan Breslow.

46	2017 Proxy Statement

Chad Dickerson: In March 2015, we entered into a new employment letter agreement with Chad Dickerson. The letter agreement provides for payment of an annual base salary and customary employment benefits. Under the agreement Chad Dickerson is also eligible for an annual incentive bonus for each fiscal year of his employment.

Linda Kozlowski: In April 2016, we entered into an employment letter agreement with Linda Kozlowski. The letter agreement provides for payment of an annual base salary and customary employment benefits. Under the agreement, she is also eligible for an annual incentive bonus with a target of 50% of base salary. Pursuant to the terms of the letter agreement, Linda Kozlowski received a signing bonus of $75,000 and a new hire equity award with a grant date fair value of $1,250,000, 50% in stock options and 50% in RSUs.

Potential Payments Upon Termination or Change of Control

We maintain certain plans and arrangements that provide for payments to our NEOs upon termination of employment, including after a change in control as described below.

Severance Plan

Under our severance plan, if we terminate a NEO’s employment without cause or if a NEO terminates employment for good reason other than in connection with a change in control, then he or she will be entitled to receive continued salary payments for 12 months, in the case of our CEO, and 6 months, in the case of other NEOs. Each NEO will also be entitled to receive reimbursement for healthcare continuation coverage for the severance period or until healthcare continuation coverage ends or the named executive officer becomes eligible for equivalent coverage, whichever is less. As a condition to receiving the payments and benefits, the NEO must agree to a standard release of claims.

Change in Control Severance Plan

Payments and benefits under our change in control severance plan are payable only upon a “double trigger;” that is, only following a change in control and a qualifying termination of employment, including a termination of employment without cause or a resignation for good reason. Under the plan, if we terminate a NEO’s employment without cause or if a named executive officer terminates employment for good reason in the three month period before or 12 month period after a change in control, then, they will be entitled to receive continued salary payments for 18 months, in the case of our CEO, and 12 months, in the case of our other NEOs. A NEO will also be entitled to receive reimbursement for healthcare continuation coverage for the lesser of the number of months in the severance period or until healthcare continuation coverage ends or the executive becomes eligible for substantially equivalent coverage. Finally, each NEO will be entitled to full vesting of any outstanding equity awards. As a condition to receiving the payments and benefits, the NEO must agree to a standard release of claims.

2017 Proxy Statement	47

The following table sets forth the estimated incremental payments and benefits that would be payable to our NEOs upon termination of employment or a change in control, assuming that the triggering event occurred on December 31, 2016. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below. Because Kristina Salen and Jordan Breslow have left Etsy, their actual payments upon termination of employment are described in the narrative following the table.

Named Executive Officer	Termination Scenario	Cash Severance ($)(1)		Health & Welfare Benefits ($)		Restricted Stock Unit Awards ($)(2)	Option Awards ($)(3)	Total ($)

Chad Dickerson	Termination Without Cause/ Resignation for Good Reason	300,000	(5)	22,974	(8)	–	–	322,974

	Termination Without Cause or Resignation for Good Reason Within 3 Months Prior to or 12 Months Following a Change of Control(4)	450,000	(6)	22,974	(8)	–	833,628	1,306,602

John Allspaw	Termination Without Cause/ Resignation for Good Reason	147,500	(7)	11,222	(9)	–	–	158,722

	Termination Without Cause or Resignation for Good Reason Within 3 Months Prior to or 12 Months Following a Change of Control(4)	295,000	(5)	22,444	(8)	280,918	263,397	861,759

Linda Kozlowski	Termination Without Cause/ Resignation for Good Reason	150,000	(7)	3,610	(9)	–	–	153,610

	Termination Without Cause or Resignation for Good Reason Within 3 Months Prior to or 12 Months Following a Change of Control(4)	300,000	(5)	7,220	(8)	848,207	352,737	1,508,164

(1) Each NEO’s base salary in effect on December 31, 2016 was used for purposes of valuing the severance payments.

(2) The value of accelerated vesting of unvested RSUs is based upon the closing stock price on December 30, 2016 (the last trading day of the fiscal year), which was $11.78, multiplied by the number of unvested RSUs.

(3) The value of accelerated vesting of unvested stock options is based on the difference between the closing stock price on December 30, 2016, which was $11.78, and the exercise price per option multiplied by the number of unvested options.

48	2017 Proxy Statement

(4)  Represents change in control severance benefits based on a double-trigger arrangement, which assumes the termination of an NEO without “cause” or the resignation of an NEO for “good reason” within 3 months prior to or 12 months following a change in control.

(5)  Amount reflects cash severance of twelve months’ salary based on the executive officer’s base salary as of December 31, 2016.

(6)  Amount reflects cash severance of eighteen months’ salary based on the executive officer’s base salary as of December 31, 2016.

(7)  Amount reflects cash severance of six months’ salary based on the executive officer’s base salary as of December 31, 2016.

(8)  Amount reflects the estimated cost of COBRA continuation coverage for twelve months.

(9)  Amount reflects the estimated cost of COBRA continuation coverage for six months.

Kristina Salen

We entered into a retention agreement with Kristina Salen in October 2016 that provided for her continued services as our CFO through March 31, 2017, her last date of employment. Pursuant to the retention agreement and as an inducement for her services, we agreed to provide Kristina Salen with the following benefits: (i) continuation of her current base salary at an annualized rate of $340,000 for six months after termination; (ii) reimbursement of her COBRA premiums for up to six months (estimated to be not greater than $11,487); (iii) payment of her annual cash incentive award for fiscal year 2016, the individual portion of which would be deemed achieved at 100% and the company performance portion payable based on actual performance, which was $323,252; (iv) a one-time retention bonus payable in the amount of $63,750; (v) full acceleration of her outstanding equity awards (representing a value equal to $568,363, using the closing stock price on March 31, 2017); (vi) an extension of the period for her to exercise her vested stock options until December 30, 2017; and (vii) reimbursement of up to $15,000 in legal fees which we reimbursed in the amount of $13,255. In return for these benefits, Kristina Salen has provided a release and waiver of claims and agreed to comply with certain nonsolicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions.

Jordan Breslow

Jordan Breslow’s employment terminated as of September 9, 2016. Pursuant to his separation agreement, Jordan Breslow received the following: (i) continuation of his current base salary for six months; and (ii) reimbursement of his COBRA premiums for six months with the possibility to extend reimbursement for up to an additional six months. Jordan Breslow’s equity awards ceased vesting as of his employment termination date and unvested awards were forfeited upon his last day of employment. In addition, he did not receive an annual cash incentive award for fiscal year 2016. In return for these benefits, Jordan Breslow has provided a release and waiver of claims and agreed to comply with certain nonsolicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions.

2017 Proxy Statement	49

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)

	(a)	(b)	(c)

Equity compensation plans approved by security holders	12,474,748	$7.89	16,286,596

Equity compensation plans not approved by security holders	–	–	–

Total	12,474,748		16,286,596

(1) Amounts include outstanding awards under our 2006 Stock Plan and 2015 Equity Incentive Plan. There are no outstanding awards under our 2015 Employee Stock Purchase Plan.

(2) The weighted-average exercise price excludes RSU awards, which have no exercise price.

(3) Amounts reflect the shares available for future issuance under our 2015 Equity Incentive Plan and our 2015 Employee Stock Purchase Plan. As of December 31, 2016, 13,486,596 shares remained available for issuance under the 2015 Equity Incentive Plan and 2,800,000 shares remained available for issuance under the 2015 Employee Stock Purchase Plan.

The 2015 Equity Incentive Plan provides that on the first day of each fiscal year, the number of shares available for issuance is automatically increased by a number equal to the least of (i) 7,050,000 shares, (ii) 5% of the outstanding shares of our common stock as of the last business day of the prior year, or (iii) such other amount as our Board determines. As of January 4, 2017, the Board determined to increase the number of shares available for issuance by 5,798,651 shares (or approximately 5% of our outstanding shares of common stock as of December 31, 2016) pursuant to this provision. This increase is not reflected in the table above.

Similarly, the 2015 Employee Stock Purchase Plan provides that on the first day of each fiscal year, the number of shares available for issuance is automatically increased by a number equal to the least of (i) 1,400,000 shares, (ii) 1% of the outstanding shares of our common stock as of the last business day of the prior fiscal year, or (iii) such other amount as our Board determines. Consistent with its approach in 2016, for 2017, the Board determined not to increase the number of shares available for future issuance under the 2015 Employee Stock Purchase Plan.

50	2017 Proxy Statement

Proposal No. 3

Advisory Vote on Executive Compensation

In accordance with SEC rules, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as described in this proxy statement.

This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives and program, as described in this proxy statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as disclosed in the section entitled “Executive Compensation” of this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Etsy, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2017 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As an advisory vote, the result will not be binding on the Board or the Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives and program. The Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.

The Board of Directors recommends a vote “FOR” the approval, on a non-binding advisory basis, of executive compensation, as discussed in this proxy statement.

2017 Proxy Statement	51

Proposal No. 4

Advisory Vote on the Frequency of Advisory Votes to Approve Executive Compensation

In accordance with SEC rules, we are seeking an advisory vote from our stockholders on how often we should hold an advisory vote to approve executive compensation similar to Proposal No. 3. You may vote for every one, two, or three years, or you may abstain from voting.

After careful consideration, our Board recommends that you vote to hold an advisory say-on-pay vote annually. Our Board believes that holding a say-on-pay vote annually is the most appropriate option because it will give us more frequent feedback from our stockholders on our executive compensation philosophy, objectives and program, as well as the compensation paid to our named executive officers. We recognize that some of our stockholders may have different views and we look forward to dialogue on this advisory vote.

The option of one, two or three years that receives the highest number of votes cast will be deemed to be the frequency of future say-on-pay votes recommended by our stockholders. Although this advisory vote is non-binding, the Board and Compensation Committee will review and consider the voting results. Notwithstanding the Board’s present recommendation and the voting results, the Board may in the future decide to conduct advisory say-on-pay votes on a more or less frequent basis and may vary its practice based on the future discussions with stockholders and/or changes to our executive compensation practices and programs.

The Board of Directors recommends a vote to hold future advisory votes on executive compensation every “1 YEAR.”

52	2017 Proxy Statement

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

Our Audit Committee has the primary responsibility for the review, approval and oversight of “related person transactions,” as defined under the rules and regulations of the Securities Exchange Act of 1934, as amended. The Audit Committee has adopted a written related person transaction policy, which requires that any related person transaction must be presented to our Audit Committee for review, consideration, and approval. When considering proposed related person transactions, the Audit Committee will take into account the relevant facts and circumstances and will approve only those transactions that are not inconsistent with our best interests and the best interests of our stockholders.

In addition, our Code of Conduct (available on our website at investors.etsy.com) provides that directors, executive officers, and employees should avoid conflicts of interest or even the appearance of a conflict of interest. Under the Code of Conduct, a conflict of interest occurs when personal interests, activities, investments, or associations interfere in any way, or even appear to interfere, with our interests as a company.

We have multiple processes for identifying related person transactions and conflicts of interest. Under our related person transaction policy, each director, director nominee, and executive officer is responsible for identifying potential related person transactions and conflicts of interest. We also annually distribute a questionnaire to directors and executive officers requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests in Etsy. We then review this information for any related person transactions and conflicts of interest. In addition, on an annual basis, our finance team summarizes known receipts from and disbursements to our directors, executive officers, 5% shareholders, and certain of their affiliates.

Related Person Transactions

There were no transactions since January 1, 2016 or currently proposed transactions in which

• we have been or are to be a participant;

• the amount involved exceeded or will exceed $120,000; and

• any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

2017 Proxy Statement	53

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table presents information as to the beneficial ownership of our common stock as of April 13, 2017, for:

•  each stockholder known by us to beneficially own more than 5% of our outstanding common stock;

•  each director and director nominee;

•  each named executive officer; and

•  all current executive officers, directors and director nominees, as a group.

Percentage ownership of our common stock is based on approximately 116,516,286 shares of our common stock outstanding as of April 13, 2017. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding: (1) shares subject to stock options held by that person that are currently exercisable or exercisable within 60 days of April 13, 2017, and (2) shares issuable upon the vesting of RSUs within 60 days of April 13, 2017. However, we did not deem these shares to be outstanding for the purposes of computing the percentage ownership of any other person.

54	2017 Proxy Statement

Unless otherwise indicated below, shares reflect sole voting and investment power and the address of each of the individuals listed below is c/o Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned (%)

Named Executive Officers, Directors & Director Nominees:		*

John Allspaw(1)	175,577	*

M. Michele Burns(2)	157,600	*

Jordan Breslow(3)	45,149	*

Chad Dickerson(4)	3,026,863	2.5

Jonathan D. Klein(5)	330,058	*

Linda Kozlowski(6)	37,052	*

Melissa Reiff(7)	51,230	*

Kristina Salen(8)	786,458	*

Josh Silverman	–	*

Margaret M. Smyth(9)	20,487	*

Fred Wilson(10)	910,000	*

All current executive officers, directors and director nominees, as a group (11 persons)(11)	4,834,736	4.0

5% Stockholders:

Entities affiliated with Burda(12)	10,527,002	9.0

T. Rowe Price Associates, Inc.(13)	9,197,166	7.9

Entities affiliated with Tiger Global Management(14)	8,739,254	7.5

The Vanguard Group(15)	7,201,495	6.2

BlackRock, Inc.(16)	6,160,874	5.3

*    Represents less than 1% of our outstanding common stock

(1)  Consists of (i) 6,793 shares; and (ii) 168,784 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2017.

(2)  Consists of (i) 147,635 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2017; and (ii) 9,965 shares issuable upon the vesting of RSUs within 60 days of April 13, 2017.

(3)  Consists of 45,149 shares.

2017 Proxy Statement	55

(4)  Consists of (i) 753,356 shares; and (ii) 2,273,507 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2017.

(5)  Consists of (i) 288,565 shares; (ii) 36,511 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2017; and (iii) 4,982 shares issuable upon the vesting of RSUs within 60 days of April 13, 2017.

(6)  Consists of 37,052 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2017.

(7)  Consists of (i) 46,248 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2017; and (ii) 4,982 shares issuable upon the vesting of RSUs within 60 days of April 13, 2017.

(8)  Consists of (i) 27,285 shares; and (ii) 759,173 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2017.

(9)  Consists of (i) 13,843 shares of common stock that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2017; and (ii) 6,644 shares issuable upon the vesting of RSUs within 60 days of April 13, 2017.

(10)  Consists of (i) 822,062 shares; and (ii) 87,938 shares held in trust.

(11)  Consists of (i) 1,961,802 shares; and (ii) 2,846,361 shares of common stock that are issuable to our directors and executive officers upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2017; and 26,573 shares issuable upon the vesting of RSUs within 60 days of April 13, 2017.

(12)  Burda Gesellschaft mit beschränkter Haftung (“Burda”) reported on its Schedule 13G/A filed on February 9, 2017 (i) that 8,158,072 shares are held by Burda; (ii) that 1,239,336 shares are held by Burda Digital Ventures GmbH (“Burda Digital”); and (iii) that 1,129,594 shares are held by BDV Beteiligungen GmbH & Co. KG (“BDV”). Burda is the parent corporation of Burda Digital and the general partner of BDV. Hubert Burda Media Holding Kommanditgesellschaft is the parent company of Burda, and Prof. Dr. Hubert Burda is the majority owner and a general partner of Hubert Burda Media Holding Kommanditgesellschaft and therefore, may be deemed to have sole voting and investment power with regard to the shares held directly by Burda, Burda Digital and BDV. The address for Burda and Burda Digital is Hauptstrasse 130, 77652 Offenburg, Germany, the address for BDV is Widenmayerstrasse 29, 80538 München, Germany and the address for Prof. Dr. Hubert Burda is Arabellastrasse 23, 81925 München, Germany.

(13)  T. Rowe Price Associates, Inc. (“T. Rowe”) reported on its Schedule 13G/A filed on February 7, 2017 that it has sole voting power over 1,954,995 shares and sole investment power over 9,197,166 shares. The address for T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

56	2017 Proxy Statement

(14) Tiger Global Management, LLC (“Tiger Global Management”) reported on its Schedule 13G/A filed on February 14, 2017 that it, Charles P. Coleman III, Lee Fixel and Scott Shleifer share voting and investment power over 8,739,254 shares. The address for Tiger Global Management, Chase Coleman, Lee Fixel, and Scott Shleifer is 9 West 57th Street, 35th Floor, New York, New York 10019.

(15)  The Vanguard Group (“Vanguard”) reported on its Schedule 13G filed on February 9, 2017, that it has sole voting power over 203,198 shares, shared voting power over 3,288 shares, sole investment power over 6,998,421 shares and shared investment power over 203,074 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(16) BlackRock, Inc. (“BlackRock”) reported on its Schedule 13G filed on January 30, 2017 that it has sole voting power over 5,989,472 shares and sole investment power over 6,160,874 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

2017 Proxy Statement	57

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and 10% stockholders to file certain reports with respect to beneficial ownership of our equity securities. To our knowledge, based solely on a review of copies of reports provided to us, or written representations that no reports were required, we believe that during 2016 all Section 16 reports that were required to be filed were filed on a timely basis.

Additional Information

Stockholder Proposals

Stockholders who would like to have a proposal considered for inclusion in the proxy materials for our 2018 Annual Meeting of Stockholders must submit the proposal in writing to our Secretary at Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201, by no later than December 22, 2017, and otherwise comply with the SEC’s requirements for stockholder proposals.

Stockholders who would like to bring a proposal before our 2018 Annual Meeting of Stockholders, or to nominate directors for election, in accordance with the advance notice provisions of our Bylaws, must give timely written notice to our Secretary. To be considered timely, the notice must be delivered to our headquarters at least 90 days, but not more than 120 days before the one-year anniversary of the previous year’s annual meeting. That means that to be timely, a notice must be received no later than March 10, 2018 nor earlier than February 8, 2018 (assuming the meeting is held not more than 20 days before or more than 60 days after June 8, 2018). The notice must describe the stockholder proposal in reasonable detail and otherwise comply with the requirements set forth in our Bylaws. Our Bylaws may be found on our website at investors.etsy.com under “Leadership & Governance-Governance Documents.”

Information Requests

Our Annual Report on Form 10-K for 2016 is available free of charge on our investor website at http://investors.etsy.com. You may also request a free copy of our Annual Report by sending an email to ir@etsy.com or by calling (347) 382-7582.

58	2017 Proxy Statement

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at: info@saratogaproxy.com, (212) 257-1311 or Saratoga Proxy Consulting, LLC, 520 8th Avenue, 14th Floor, New York, NY 10018.

Other Business

We do not know of any other business that may be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named on the proxy card will have discretion to vote on the matters in accordance with their best judgment.

2017 Proxy Statement	59

ETSY, INC. 117 ADAMS STREET BROOKLYN, NY 11201 ATTENTION: GENERAL COUNSEL & SECRETARY

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 7, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to ETSY.onlineshareholdermeeting.com

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 7, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E26250-P87311                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ETSY, INC.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Class II Nominees:	For	Withhold

	1a. M. Michele Burns	☐	☐

	1b. Josh Silverman	☐	☐

	1c. Fred Wilson	☐	☐

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.				☐	☐	☐

3.	Advisory vote to approve executive compensation.				☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:				1 Year	2 Years	3 Years	Abstain

4.	Advisory vote to recommend the frequency of future advisory votes on executive compensation.			☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

ETSY, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 8, 2017

9:00 a.m. Eastern Time

To be held virtually at:

ETSY.onlineshareholdermeeting.com

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to Be Held on June 8, 2017: The Notice of Annual Meeting and Proxy Statement and Annual Report
are available at www.proxyvote.com.

E26251-P87311

ETSY, INC.

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders on June 8, 2017

By signing this proxy card, you appoint Chad Dickerson and Jill Simeone individually as proxies, each with the power to appoint his or her substitute, and authorize them to represent and vote the shares of Etsy, Inc. that you are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on June 8, 2017, at ETSY.onlineshareholdermeeting.com, and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner you direct. If no direction is given, this proxy will be voted FOR the election of directors, FOR the ratification of the appointment of the independent registered public accounting firm (PricewaterhouseCoopers LLP), FOR the approval of executive compensation and 1 YEAR on the frequency of future advisory votes on executive compensation.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be dated and signed on reverse side.

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